Exhibit 21.1

EXHIBIT 21.1 PRINCIPAL SUBSIDIARIES OF THE REGISTRANT

Alcor Chemie Vertriebs GmbH (Switzerland)

Innospec Active Chemicals LLC (USA)

Innospec Deutschland GmbH (Germany)

Innospec Developments Limited (U.K.)

Innospec Environmental Limited (U.K.)

Innospec Finance Limited (U.K.)

Innospec France SA (France)

Innospec Fuel Specialties LLC (USA)

Innospec Holdings Limited (U.K.)

Innospec International Limited (U.K.)

Innospec Leuna GmbH (Germany)

Innospec Limited (U.K.)

Innospec Sweden AB (Sweden)

Innospec Trading Limited (U.K.)

Innospec Valvemaster Limited (U.K.)

Innospec Widnes Limited (U.K.)

Societa Italiana Additivi Per Carburanti S.r.l. (Italy)